Exhibit 5.1

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

215.981.4000

Fax 215.981.4750

March 13, 2015

TetraLogic Pharmaceuticals Corporation

343 Phoenixville Pike

Malvern, PA 19355

Re:                             Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (Registration No. 333-201346) (the “Registration Statement”), filed by TetraLogic Pharmaceuticals Corporation, a Delaware corporation (the “Company”) with the U.S. Securities and Exchange Commission (the “Commission”) and declared effective on January 15, 2015.  We are rendering this supplemental opinion in connection with the prospectus supplement (the “Prospectus Supplement”), dated March 13, 2015, relating to the offering by the Company of up to $25,000,000 aggregate offering amount of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which Shares are covered by the Registration Statement.  We understand that the Shares are to be offered and sold in the manner set forth in the Prospectus Supplement pursuant to a Sales Agreement, dated March 13, 2015, between the Company and Guggenheim Securities, LLC, as Agent (the “Sales Agreement”).

We have acted as your counsel in connection with the preparation of the Prospectus Supplement.  We are familiar with the proceedings taken by the Board of Directors of the Company (the “Board of Directors”) and the Pricing Committee of the Board of Directors, in connection with the authorization, issuance and sale of the Shares.  We have examined all such documents as we considered necessary to enable us to render this opinion, including but not limited to the Registration Statement, the prospectus included in the Registration Statement, the Prospectus Supplement, the Sales Agreement, the Company’s Sixth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as in effect on the date hereof, certain resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors, corporate records, and instruments, and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.

In our examination, we have assumed: (a) the legal capacity of all natural persons; (b) the genuineness of all signatures; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (e) the authenticity of the originals of such latter documents; (f) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records we have reviewed; and (g) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.  Further, we have assumed that no more than 5,241,090 shares will be sold, based on a sale price of $4.77 per share (which we have been advised was determined by reference to the last reported sale price of the Company’s common stock on The NASDAQ Global Market on March 12, 2015).  As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of Delaware, including statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws of the State of Delaware, and the federal laws of the United States of America.

Based upon the foregoing, we are of the opinion that, as of the date hereof, when the Shares have been (i) sold pursuant to the Sales Agreement and duly registered on the books of the transfer agent and registrar therefor in the name or on behalf

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of the purchasers, and (ii) issued by the Company against payment therefor for an aggregate offering price that does not exceed $25,000,000, (a) the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and (b) when issued and delivered by the Company against payment therefor as set forth in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”) and to the reference of our firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.  Except as otherwise set forth herein, this opinion may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without the express written permission of this firm.

As counsel to the Company, we have furnished this opinion in connection with the filing of the Prospectus Supplement.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP